AFFIDAVIT OF PETER GOLDSTEIN

I, Peter Goldstein, hereby affirm as follows:

1.	I am President, Secretary and Director of Global Business Resources, Inc.("Global")

2.	I make this affidavit in support of Global’s SB-2 Registration Statement filed with the Securities and Exchange Commission to confirm that Global will no longer be involved in any transactions in which I will, or Global will receive compensation that is contingent on a securities transaction which may constitute a transaction-based compensation that may require registration of Global or myself as a broker-dealer.

3.	Global has ceased all further possible broker-dealer activities, it is ultimately determined that such activities were broker-dealer activities, and has agreed that it will not act in such capacities in the future.

GLOBAL BUSINESS RESOURCES, INC. By: /s/ Peter Goldstein PETER GOLDSTEIN President and Secretary
Dated: August 2, 2002 Sworn to and Subscribed before me this 2nd day of August, 2002 /s/ Gregg E. Jaclin, Esq. Notary Public